Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258301

Prospectus Supplement

(To Prospectus dated August 6, 2021)

This prospectus supplement supplements and amends the prospectus dated August 6, 2021 (the “Prospectus”), as supplemented and amended by that certain prospectus supplement dated November 22, 2021 covering the offering, issuance and sale of up to a maximum aggregate offering price of $90,000,000 (the “Maximum Offering Price”) of our common stock that may be issued and sold under a sales agreement with B. Riley Securities, Inc., BTIG, LLC and H.C. Wainwright & Co., LLC (the “ATM Facility”).

Effective as of November 7, 2022, we have reduced the Maximum Offering Price to $70,000,000. As of the date of this prospectus supplement, 9,692,632 shares have been sold under the ATM Facility.

You should read this prospectus supplement, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find Additional Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 2 of the Prospectus.

The date of this prospectus supplement is November 7, 2022.